UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 4, 2013 (December 4, 2013)

AMERICAN DG ENERGY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34493	04-3569304
(Commission File Number)	(IRS Employer Identification No.)

45 First Avenue
Waltham, Massachussetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 622-1120

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2013, the Board of Directors of American DG Energy Inc., or the Registrant, appointed Mr. Joan Giacinti as a member of Registrant’s Board of Directors. Mr. Giacinti shall hold such position until the next annual meeting of the stockholders of the Registrant or until his successor shall have been duly elected and qualified.

Mr. Giacinti is the founder and Chief Executive Officer of Sofratesa Group with headquarters in Santo Domingo, Dominican Republic. The group's activities in Latin America include the design, construction, installation, operation and maintenance of high-tech infrastructure projects in transportation such as airports, aeronautics, subway and telecommunications. Sofratesa recently participated in the building and operation of the first subway lines in Santo Domingo, Dominican Republic and Panama City, Panama. The group has also expanded into the production of feature films and media in France and Latin America. Mr. Giacinti is a founder of Aerodom, a concessionaire chosen by the Dominican government to develop, operate and manage airports in the Dominican Republic, which in 2008 was acquired by Advent International. Mr. Giacinti is the President of the Caribbean region of the French Trade Councils, “Conseillers du Commerce Exterieur” and the President for the Americas of the Forum Francophone des Affaires (FFA). He is also decorated with the Ordre national du Mérite by the President of the French Republic. Mr. Giacinti is a graduate from the École des Hautes Études Commerciales de Paris (HEC).

The Registrant’s Board of Directors has determined that Mr. Giacinti prior experience in senior operating positions at various companies, where he demonstrated leadership capability and garnered extensive operating expertise qualify him to be a member of the Board of Directors in light of Registrant’s business and structure.

Mr. Giacinti has no family relationships with any directors or executive officers of the Registrant. He will receive a fee of $500 per day for his service as a member of the Board of Directors of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 4, 2013	AMERICAN DG ENERGY INC.

By: /s/ Jesse T. Herrick

Jesse T. Herrick, Chief Financial Officer

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